SECURITIES AND EXCHANGE COMMISSION

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              PULTRONEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              NEVADA                 3089                    Applied For
     (State of Incorporation)   (Primary Standard       (IRS Employer ID No.)
                               Classification Code)

                 2305 - 8th St., Nisku, Alberta, Canada T9E 7Z3
                                 (780) 955 7374
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                  Gary Loblick
                 2305 - 8th St., Nisku, Alberta, Canada T9E 7Z3
                                 (780) 955 7374
            (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each                       Proposed        Proposed
class of              Amount        Maximum         Maximum         Amount of
securities            to be         offering price  aggregate       registration
to be registered      registered    per share       offering price  fee

Common Stock
Underlying Warrants     990,700     $2.00           $1,981,400      $523.09

Common Stock of
Selling Securities    1,189,700      $2.00          $2,379,400      $628.17
Holders                                                             -------
                                                            Total $1,151.26

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-4 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 87 PAGES.

PULTRONEX CORPORATION

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM  REGISTRATION STATEMENT HEADING           LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and     Outside Front Cover Page of
    Outside Front Cover Page of Prospectus     Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front and Outside Back
                                               Cover Pages of Prospectus
3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors
4.  Use of Proceeds                            Use of Proceeds
5.  Determination of Offering Price            Risk Factors; Description of
                                               Securities
6.  Dilution                                   Not Applicaable
7.  Selling Security Holders                   Selling Securities Holders
8.  Plan of Distribution                       Plan of Distribution
9.  Legal Proceedings                          Legal Proceedings
10. Directors and Executive Officers           Management
11. Security Ownership of Certain
    Beneficial Owners and Management           Principal Shareholders
12. Description of the Securities to be
    Registered                                 Prospectus Summary; Description
                                               of Securities; Outside Front
                                               Cover of Prospectus;
13. Interest of Named Experts and Counsel      Not Applicable
14. Statement as to Indemnification            Indemnification
15. Organization within 5 Years                Business of the Company
16. Description of Business                    Business of the Company
17. Management's Plan of Operation             Business of the Company
18. Description of Property                    Business of the Company
19. Certain Relationships and Related
    Transactions                               Certain Transactions
20. Market for Common Equity and
    Related Stockholder Matters                Market for Shares
21. Executive Compensation                     Executive Compensation
22. Financial Statements                       Financial Statements
23. Changes in Disagreements With
    Accountants                                Not Applicable

                                   PROSPECTUS

990,700 SHARES OF COMMON STOCK UNDERLYING COMMON STOCK PURCHASE WARRANTS

1,189,700 SHARES OF COMMON STOCK OFFERRED BY THE SELLING SECURITIES HOLDERS.

Pultronex Corporation,("We", "Us" or the "Company") is offering 990,700 shares of common stock at $2.00 per Share to the holders of the Company's 990,700 Warrants (the "Shares" and "Warrants"). Each Warrant entitles the holder to acquire an additional common share for $2.00 per common share.

The Shares are not presently traded on any recognized exchange or market. It is our intention to apply to have the Shares listed for trading on the National Association of Securities Dealers ("NASD") OTC Electronic Bulletin Board Market as soon as possible after the date of this Prospectus.

THESE ARE SPECULATIVE SECURITIES, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISSAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRICE TO                    PROCEEDS TO
WARRANT HOLDERS             COMPANY(1)

Per Share  $2.00                  $2.00
990,700 Common Shares        $1,981,400

(1) Before deduction of expenses of the Offering payable by the Company estimated at $56,200.

The date of this Prospectus is  ___________, 2000

WHERE YOU CAN GET ADDITIONAL INFORMATION

The Company will be subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. The Company will furnish to its Shareholders an Annual Report containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports as it deems appropriate. The Company's Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, (a part of the Registration Statement) as well as its periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D. C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 0007. Copies of such materials can be obtained from the Commission's Washington, D. C. office at prescribed rates.

The Company has filed a Registration Statement of which this Prospectus is a part which registers 1,189,700 shares of common stock for public resale by certain non-affiliated shareholders of the Company (the Selling Securities Holders).

The Company is not offering any of the Selling Securities Holders securities in the Offering. These shares may be sold by the holders thereof from time to time at prevailing market prices. The Company will not receive any of the proceeds from any sale of the Selling Securities Holders shares. See "Description of Securities", "Additional Securities Being Registered" and "Selling Security Holders".

                               PROSPECTUS SUMMARY

THE COMPANY: We are a technology based engineering, manufacturing and marketing company in the advanced composites industry. We manufacture high strength, light weight, non-conductive, corrosion resistant, structural products. We currently manufacture and market E-Z Deck, a proprietary product for the residential and commercial decking industry. We also custom manufacture fiberglass hold-down straps for underground fuel storage tanks, and produce a structural beam for the agricultural industry. New proprietary and custom products are continually being developed and evaluated for introduction into the market place. Our newest proprietary product, the WaterFront Seawall, was launched in September 1999.

SECURITIES OFFERED: 990,700 Shares underlying the outstanding Warrants. Each Warrant entitles the holder to acquire an additional common share for $2.00 per common share beginning the date of this Prospectus and expiring on the last day
of  the  eighteenth  month   thereafter   (         2001.) See  "Description  of
                                           ---------
Securities".

USE OF PROCEEDS: We intend to use the net proceeds from this Offering and any additional funds generated from operations for equipment purchases, facilities improvements and marketing. Please see "Use of Proceeds" and "Business of the Company".

ADDITIONAL SECURITIES BEING REGISTERED We have filed a Registration Statement of which this Prospectus is a part which also registers 1,189,700 shares of common stock for public resale by certain non-affiliated shareholders of the Company (the Selling Securities Holders).

We are not offering any of the Selling Securities Holders securities in the Offering. These shares may be sold by their holders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale of the Selling Securities Holders shares. See "Description of Securities", "Additional Securities Being Registered" and "Selling Security Holders".

                                  RISK FACTORS

These Securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the Prospectus, the following:

RISK FACTORS RELATING TO THE COMPANY


1. Limited Operating History. For the eight month period ended August 31, 1999, the Company had net earnings of $61,601 based upon revenue of $1,488,498. The Company's operating subsidiary was formed and commenced operations in April 1998. As a result, it is subject to the risks inherent in a new enterprise, including the absence of a lengthy operating history, shortage of cash, under-capitalization and new products. (Please see "The Company and its Business.")


2. Competition. We have a number of competitors in the alternative deck products industry. They include vinyl deck products including PVC and vinyl plastics covering extruded metal forms, post consumer recycled plastics, recycled wood fiber and plastics composites, and polymer deck carpet or spray-on coatings. Many of these competitors are larger companies with greater market share and financial resources than we currently have. We cannot give investors any assurance that we will be able to compete effectively.

3. Dependence on Management. The success of the Company is dependent largely upon the efforts of its present management. To the extent the services of Management would be unavailable to the Company for whatever reason, the Company would be required to obtain other executive personnel to manage and operate the Company. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. (Please see "Management.")

4. Dependence on Major Customer. Approximately 16% of our sales are from a pultruded structural beam used in hog barns which is manufactured for a single customer, Matrix Ag, Inc. We do not have a long term contract with Matrix Ag. Matrix Ag owns the production die and can move its production to any other pultruder that can offer short run custom production, warehousing and shipping services. While Matrix Ag sales have continued to increase despite record low hog prices which could effect demand for their products, we cannot assure investors that Matrix Ag., sales will not decline in the future. A halt or even decrease in Matrix Ag sales could have a materially adverse effect upon our business.

5. Need for Additional Funds. Proceeds from the exercise of the Warrants may not be sufficient for us to acquire needed additional equipment or production capacity. Sources of additional capital may be loans or the sale of additional equity securities. We cannot assure investors that additional capital will be available on any terms. Also, we cannot assure investors that if additional capital is made available to the Company, that the terms for such additional capital will not dilute the value or percentage ownership of our current shareholders.

6. Possible Lack of Building Code Approval. The sales of E-Z Deck can require building code approval in some jurisdictions. To that extent, Pultronex has a BOCA (Building Officials & Code Adminstrators)Certification ES95-38 which satisfies most building inspectors in most regions of the continent. There are some districts that require separate code certifications. Sales to these jurisdictions may be limited until regional code approval is obtained.

RISK FACTORS RELATING TO THIS OFFERING

1. Public Will Bear Risk of Loss. The capital required by the Company to increase the scope of its business is being sought principally from the proceeds of this Offering. Therefore, public investors will bear most of the risk of the Company's operations.

2. Arbitrary Determination of Offering Price. We arbitrarily set the exercise price of the Warrants based upon our capital needs and our own estimation of the potential market capitalization of the Company. The prices do not bear any relationship to the assets, book value, earnings or net worth of the Company and is not an indication of actual value.

3. Limited Public Market. Our common stock is not presently listed for trading on any recognized exchange or market. It is our intention to seek a listing on the National Association of Securities Dealers OTC Electronic Bulletin Board Market following the effective date of this prospectus. However we cannot give assurances that the listing will be obtained. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.

4. Lack of Dividends. The Company has never paid a dividend on its common stock and intends to retain all earnings for the foreseeable future in order to complete its business plan.

5. Disclosure Related to Penny Stocks. The Securities and Exchange Commission has adopted rules that define a "penny stock". We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will he subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

6. Possible Inability to Exercise Warrants. The Warrants are not exercisable into common stock unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holders of such the Warrants. We cannot be sure that we will have or can maintain a current prospectus or that the securities will be qualified or registered under any state laws. Purchasers may move to jurisdictions in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, we would be unable to issue common stock to those persons desiring to exercise their Warrants unless and until the shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from this qualification exists in such jurisdiction.

7. Limitation on Directors' Liability. The Company's Articles of Incorporation provide for certain limitations on the liability of the Company's directors to its stockholders for monetary damages. Such limitations could adversely affect an investor's ability to recover damages from such directors.

                                 USE OF PROCEEDS

The net proceeds of the Offering will be $1,925,200 after the payment of offering expenses estimated at $56,200 if all of the Warrants are exercised prior to their expiration. The Company will utilize the net proceeds as and when received primarily for equipment purchases (up to $400,000), facilities expansion ( up to $250,000) marketing ( up to $750,000) and working capital ($525,200).

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of November 30, 1999 and on a pro forma basis giving effect to the exercise of the Warrants offered hereby and the application of the net proceeds as described in "Use of Proceeds".

                                  November 30, 1999        November 30, 1999
                                  Historical               Proforma(1)

Stockholders Equity
200,000,000 no par
common shares authorized

3,832,135                           $2,346,040             $2,346,040
outstanding at
November 30, 1999 (1)



Warrants 990,700 (2)(3)                                    $1,925,200
outstanding at November 30, 1999

Retained Earnings                   $63,641                $63,641

Total Capitalization                $2,409,681             $4,334,881

(1) 288,620 shares were issued in December 1999. After effect of exercising all warrants and shares issued in December 1999, total outstanding shares would be 5,111,455
(2)  Gives effect solely to the sale of 990,700 common shares.
(3)  Adjusted to reflect the estimated issue costs of warrants at $56,200.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the audited financial statements of the Company and related notes included therein. This section contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not guarantees of our future performance. They are subject to risks and uncertainties related to business operations, some of which are beyond our control. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a technology based engineering, manufacturing and marketing company in the advanced composites industry. We manufacture high strength, light weight, non-conductive, corrosion resistant, structural products. We currently manufacture and market E-Z Deck, a proprietary product for the residential and commercial decking industry. We also custom manufacture fiberglass hold-down straps for underground fuel storage tanks, and produce a structural beam for the agricultural industry. New proprietary and custom products are continually being developed and evaluated for introduction into the market place. Our newest proprietary product, the WaterFront Seawall, was launched in September 1999. All amounts are in U.S. dollars and converted from Canadian dollars at the rate of $1.4728 Cdn., equal to $1.00 US.


Results of Operations


In August 1999, Pultronex Corporation of Nevada acquired Pultronex Corporation of Alberta Canada. The audited statements at August 31, 1999 reflect the Canadian company's position after 17 months of operation. Pultronex Corporation of Alberta acquired the pultrusion manufacturing assets of ZCL Composites Inc. effective April 1, 1998. ZCL developed and launched the EZ Deck product line in mid 1993. Pultronex Alberta has operated profitably since acquiring the manufacturing assets from ZCL.

Pultronex Alberta conducted its first year end review at December 31, 1998 after nine months of operation. The operations resulted in a net after tax profit of $76,212 on sales of $1,403,986. A charge back of $57,065 against retained earnings resulted from the redemption of the shares of one of the original four investors. Therefore the net retained earnings at December 31, 1998 were $19,147. Pultronex changed its year end to August 31, 1999 for audit purposes to facilitate the acquisition by Pultronex Corporation of Nevada. The 8 month operating period ending August 31, 1999 resulted in net after tax earnings from operations of $61,601 on sales of $1,488,498.

During the 8 month period of January to August 1999 we invested extensively in market development. This increased our operating expenses for the period but was deemed necessary to increase future revenues. The investment in market development was partially realized in 1999 as the majority of the revenue for the 8 month period was generated from March through August. Recognizing that our northern location introduced large seasonal swings in product sales, we spent much of 1999 developing markets in the southern regions of North America. The results of those efforts are being seen as we move into 2000. In addition, sales are commencing with our new WaterFront Seawall product.


Liquidity and Capital Resources

Subsequent to August 31, 1999, the Pultronex Corporation of Nevada successfully completed a private placement of $990,700 which, at November 30, 1999, has reduced the company's debt equity ratio to approximately 0.33 to 1 and increased our working capital ratio to just over 4 to 1. The company banks with HSBC Canada Inc. where it has a term loan of $186,139 outstanding at November 30, 1999 and an approved operating line of credit of $670,000. At November 30, 1999, the company was not using its operating line of credit and had cash on hand of $261,674. We believe that we have sufficient capital available through debt and equity instruments to implement our business plan.


Future Outlook

The company expects to continue its rapid growth over the next few years. Pultronex recognized that its business could not be focused strictly on the existing E-Z Deck market. The EZ Deck business has been seasonal because of the location of the manufacturing facility and proximity of initial customers. Pultronex has been expanding its geographic market to reduce the seasonality of the EZ Deck. This effort will contribute to the growth of the company over the next few years. The impact of these efforts is already being realized as January 2000 order bookings are 8 times greater than in 1999. This trend is expected to continue into February 2000.

We have also diversified and do custom manufacturing for Matrix Ag and for ZCL Composites Inc. Both of these customers are growing and Pultronex expects to grow its custom production with them. In addition, the company is constantly looking at new proprietary products. In 1999, the company completed the design and engineering of its WaterFront Seawall (retaining wall) product. This product line is expected to add significantly to the company's gross revenue and profitability over the next few years. We have already received and shipped orders for the seawall/retaining wall product. This sustainable market development strategy along with the company's strong financial condition bode well for its future.

                          THE COMPANY AND ITS BUSINESS


Summary

We are a technology based engineering, manufacturing and marketing company in the advanced composites industry. We manufacture high strength, light weight, non-conductive, corrosion resistant, structural products. We currently manufacture and market E-Z Deck, a proprietary product for the residential and commercial decking industry. We also custom manufacture fiberglass hold-down straps for underground fuel storage tanks, and produce a structural beam for the agricultural industry. New proprietary and custom products are continually being developed and evaluated for introduction into the market place. Our newest proprietary product, the WaterFront Seawall, was launched in September 1999.


History

Pultronex Corporation ( "we", "us", "our" or the "Company") was formed as a Nevada corporation in August, 1999. Also in August 1999, Krishen Mehra, Kuldip Delhon, Jarnail Sehra and Talvinder Sehra as the record owners of 100% of the common stock of Pultronex Corporation, a corporation organized under the laws of Alberta, Canada agreed to exchange 100% of the common stock of the Alberta corporation for 2,813,435 shares of the common stock in the Nevada corporation. On or before January 4, 2000, each of the twenty beneficial owners, officers and directors of the Company or family members of the officers and directors or employees of the Company affirmed the exchange of shares prior to receipt of stock certificates for common stock in the Company in their individual names. Krishen Mehra, Kuldip Delhon and Jarnail Sehra were the founders of the Alberta corporation and are the founders of the Company. Krishen Mehra is a director and Kuldip Delhon is an executive officer and director of the Company.


Pultronex Corporation (the Alberta corporation) purchased the pultrusion manufacturing assets of ZCL Composites Inc. April 1, 1998 for $3.0 million Canadian Funds. The Alberta corporation was formed by four investors; Kuldip (Kelly) Delhon, Krishen Mehra, Jarnail Sehra, and Robert Day. Robert Day and Kuldip Delhon were principal shareholders and officers of ZCL Composites, Inc. Robert Day was also a director of ZCL. Mr. Day was bought out by the other three investors in September 1998.

ZCL (the largest manufacturer of fiberglass underground fuel storage tanks in Canada) entered the pultrusion industry in 1992 and established the pultrusion manufacturing facility in Nisku in the fall of 1994. "Pultrusion" refers to the manufacturing process whereby reinforcing materials such as glass fiber are pulled through a resin bath or chamber and the mixture pulled through a heated die. The die shapes the product and the heat causes the resin to cure, resulting in a solid composite shape at the exit to the die. E-Z Deck was developed and introduced to the market in July 1993.

PRODUCTS

E-Z Deck

E-Z Deck is a decking system that utilizes the strength, durability and maintenance free characteristics of composite glass fiber and resin construction. Unlike wood, this composite fiber product will not warp, split or crack, rot, has no surface nails to rust or pop up, and it never needs refinishing. The material is unaffected by extreme heat or cold, is insect proof and is not bothered by salt water or other corrosive elements.

E-Z Deck has the lowest amount of expansion and contraction of all of the alternative deck materials. Its high strength to weight ratio and thermal stability keeps it from warping as other plastic based products do (particularly those made from recycled plastics). The material composition retains its great looks for a lifetime. This is because of the high strength of the glass fiber reinforcements and the deep penetration of the resin and coloring into the entire product. The finish is through the product, not just on the surface. The durability of this type of construction enables the company to offer a lifetime warranty on the product's structural integrity and 15 years on its ability not to weather. Independent structural analysis and testing by the Alberta Research Council and McGill University along with accelerated weathering tests conducted by AOC, are main resin supplier, have proven the product's performance capability.

When E-Z Deck was originally developed by ZCL Composites Inc., great care was taken to enable the home handyman to construct the deck using familiar tools. This makes the product easy to install for the home handyman and the deck contractor. The deck boards are fastened by way of fiberglass clips that mount on the joists. The clip in place feature of the deck board system significantly reduces the installation time for experienced deck installers as the decking simply 'snaps' together. Flexibility has also been incorporated into the design of the deck system. The system allows the individual to incorporate other materials, such as wood features into the trim or railing systems to satisfy the design criteria of the owner.


Agricultural Beam

The Company also manufactures a structural beam for the hog barn industry for Matrix Ag Inc. of Calgary, Alberta. Pultronex is a contract manufacturer for Matrix Ag who own the beam die. The Company helped Matrix with the initial design, testing and prototype development. We do not have a long term contract to manufacture the beam and beams are manufactured pursuant to purchase orders received from Matrix. Matrix Ag markets the beam throughout North America as a component of their hog barn flooring system. The pultruded fiberglass beam design was selected for its light weight, strength and most importantly, for its corrosion resistance. While at present the demand for hogs is at a low point, we believe that sales will continue due to Matrix Ag's marketing experience and superior product provided by Matrix Ag (because of the pultruded fiberglass beam). This product represents approximately 16% of our current sales volume.

Tank Straps

Underground storage tanks can have a very high buoyancy force in areas where there is a high water table. The buoyancy force on a 50,000 liter storage tank can be as much as 100,000 pounds force. It is usually a building code requirement to restrain these tanks from floating. To accomplish this, companies use hold down systems. We manufacture a pultruded fiberglass hold down strap that is capable of a minimum of 20,000 pounds force resistance. These straps are currently sold to ZCL Composites for restraining their tanks sold in North America and in Southeast Asia (primarily The Philippines). Strap production currently represents approximately 5% of Pultronex's revenue.


WaterFront Seawall

WaterFront Seawall was introduced to the market in September 1999. This is an interlocking structural sheet pile used to prevent soil erosion, primarily due to water. Applications include waterfront properties such as rivers, lakes, lagoons, bayous, canals, ocean fronts, or even water areas on golf courses. Additionally it can be used for shoring trenches and other excavations. WaterFront takes advantage of the natural properties of fiberglass. It is lighter in weight, stronger, and because of its strength to weight ratio, it is price competitive with other shoring products while generating an acceptable return on investment.

Other Products

In addition to pultruded products, we have acquired complementary products to increase our sales of proprietary products. These include the exclusive rights to approximately ninety percent of North, Central and South America for the 'Techstar' floating docks. This is a polyethylene float manufactured by Techstar, Inc., of Ontario, Canada, onto which E-Z Deck is mounted to provide the deck surface. We purchase order required quantities of floating dock materials from Techstar as and when we receive sales orders and then ship the materials to the purchaser for on-site assembly. This product expands the product mix and is helping the company enter the very large dock and marina market. A strategic sourcing arrangement with 'Imperial Kool-Ray', of Toronto, Canada provides us with an aluminum railing system to complement our fiberglass system. This is to provide an alternative for customers who want something different in a railing system than what we produce. With this, an aluminum framing structure and stair support system is also available. We purchase order required quantities of aluminum railings from Imperial Kool-Ray as and when we receive sales orders and then ship the materials to the purchaser for on-site assembly. The Company must order minimum volumes of the Techstar product for different regions in order to maintain exclusivity with the minimum amounts negotiated annually.

Marketing & Distribution

Customers

We believe the consumers of the E-Z Deck are those people who consider the value in a product based on its total life cycle cost. We think our customers consider the value of the product in its functionality, its appearance, durability, life span and zero maintenance costs. We believe they value their time and do not want to spend it doing regular maintenance on their deck. We believe the E-Z Deck makes a status statement, that the E-Z Deck product is a functional and lifestyle enhancing product.

We believe that generally, consumers of the E-Z Deck will be more performance and/or image selective buyers. We believe some of the consumer demand will occur because the product is an alternative to wood, particularly to those higher cost, more limited supplies of wood such as cedar or redwood. We believe other consumers will choose E-Z Deck because it represents a leading edge, up market image that reflects their life style or the image that they wish to portray. We believe this product will appeal to higher income earners who are looking for a high class, leading edge technology product that looks good for a lifetime. We believe the high strength, heat resistance, and no surface markings of the product give it that 'Mercedes Benz' kind of appeal.

We believe use of our E-Z Deck product over 5 years makes E-Z Deck more cost effective than wood because of wood's high maintenance costs. In today's market with people working longer hours and more members of the household working, leisure time is becoming more of a premium. This product should appeal to the segment of people who value their free time and do not want to spend it doing maintenance around the home.


While E-Z Deck will have a fairly broad appeal, our marketing strategy focuses on those consumers (the early adopters) who are attracted to the maintenance free, and advanced technology lifestyle and image that the E-Z Deck offers. This market segment typically is not averse to the initial cost and is willing to explore the use of alternative aerospace type materials. We believe the mass consumer market for alternative deck products will follow as market awareness of the E-Z Deck grows. We estimate that the initial targeted segment of the deck market that will consider purchasing E-Z Deck to be approximately 10% of the total deck market. We estimate the alternative deck market segment to be $350 million per year. We also believe that industry trends suggest that the alternative deck market is growing faster than the overall market.

The Market

E-Z Deck

In a recent study by Pure Strategy of Wexford, PA, the current annual North American market for decks is estimated to be 3,000,000 decks with a value of approximately $6.5 billion (US). Of this, approximately $3.5 billion is for materials. A May 1999 article in 'The Merchant Magazine' pegs the residential decking market in the U.S. at $4 billion by 2001. They estimate the average annual growth rate for the past 10 years at 8.1% outpacing the 1.5% rate for new construction and the 3.7% rate for home improvements. This growth rate is forecast to continue for the next several years, particularly for 'alternative deck products' (non-wood).

We estimate the market share for 'alternative deck products' at 10% of the total market or approximately $350 million (US). This segment of the deck market is growing faster than the overall deck market as alternative products are gaining more and more market acceptance. This growth is estimated as high as 20% per year. At this rate, the potential market for alternative deck products will reach approximately $726 million (US) within five years.

The growth of alternative deck materials is being driven by a number of factors. These include:

     - the increased acceptance of recycled materials and wood alternatives;
     - the increased awareness of the depletion of forest products and the rising cost of lumber;
     - the increased demand for maintenance free products as consumers place a greater value on their time;
     - improved aesthetics of some alternative materials (a major feature of E-Z
       Deck);
     - technical benefits of some alternative deck products such as resistance to vermin, corrosion, elimination of deck surface fasteners, splinters, etc.;
     - increased awareness of alternative products;
     - consumers are recognizing the value of total life cycle costs: longer product life cycle for some products means lower whole life cost.


Market Size Forecast (US$ millions)


Year                            2000       2001       2002      2003      2004
----                            ----       ----       ----      ----      ----
Total Deck Material Market      3,500      4,000      4,324     4,675     5,053

Alternative Deck Market           350        420        504       605       726
% Share of Total Deck Market    10.0%      10.5%      11.7%     12.9%     14.4%

Pultronex Revenue                 7.2       12.2       19.2      27.9      38.2

Market Share %                   2.1%       2.9%       3.8%      4.6%      5.3%



MARKETING PLAN


Overall Marketing Strategy

The composite fiber deck system is unique in the market place in performance and looks. The E-Z Deck is a leading edge product and must be marketed with the characteristics of such a product. With the E-Z Deck, our proposition to our customers is "best product, period."

We believe E-Z Deck is unquestionably a leading edge product. Its customers have a broader perception of performance. They are looking for both tangible and experiential value in the product. It could be likened to the "Mercedes Benz" of the deck materials. Therefore, our approach to the end consumer is to establish that position in the eyes of the consumer (and the appropriate marketing channels), form the opinions in the targeted market group so that they perceive the value in product performance and lifestyle value of owning an E-Z Deck. The positioning statement for the E-Z Deck reads, "E-Z Deck has been designed and manufactured with aerospace technology and performance for the user who values time, style, and product durability."

The targeted market segment is the lifestyle purchaser who values their own time and recognizes that component as part of the whole life product cost. It includes people who do not want to be bothered with maintenance, those who plan on having the deck for more than 5 years (which is the approximate break-even point between finished wood and E-Z Deck), people who recognize the added value that a quality deck adds to their home, and those who want the image of owning the best.

From buyer behavior models, to reach this target group requires a greater degree of personal sales contact supported by product awareness campaigns in the market. It is not realistic for our sales staff to sell the product directly to the broad market of consumers. It is simply not cost effective, nor can the market be covered. Therefore, we focus on marketing E-Z Deck through professional home improvement and deck contractors (not the part time weekend builders). Every city and town in North America has contractors who do this kind of work. Based on advertised listings, there are an estimated 35,000 to 40,000 of these contractors in North America. The Merchant Magazine article identifies that there are more than 7,200 contractors in the U.S. who specialize as deck contractors that build 200 to 500 decks annually. We currently have 140 contractor/installers signed up to our installer program. The key for us reaching the E-Z Deck consumer is that this group of contractors does business one on one with its customers. They have the opportunity to suggest and influence the consumer's product choice. Home Building, Architectural, and Home & Garden trade shows are a major way for us and our contractors to reach the buying public. We currently do trade shows in partnership with our contractors/installers to help them expand their business. This has proven to be very cost effective as well as very successful in creating market awareness and product demand.

We created a 'job-lot packaging' program to facilitate growth in the contractor market segment and to enable it to cover the North American market from a single facility. Like Dell Computer, the company packages each customer's deck in its own crate for delivery to the building site. We believe this ability for mass customization has contributed significantly to our growth rate. In addition, freight is subsidized to remove high delivery cost buying objections. Special arrangements have been made with major North American carriers to provide low cost shipping to anywhere on the continent because of the high volumes and packaging that enables the carrier to increase its payload capacity. The result is that the Company can deliver in LTL mode anywhere on the continent at a very competitive cost.

We also employ a multi level marketing structure in our contractor program. There is the opportunity in each region for a contractor/installer to become large enough to purchase E-Z Deck material in truckload quantities. They can then act as a regional distributor to other contractors. This encourages the larger contractors to enlist others in their region to promote and sell E-Z Deck. To date, six major contractors have taken advantage of this opportunity. In all, the target is to have 15 regional contractor-distributors by the spring of 2000, growing eventually to 100 on the continent by 2004. The impact of this program for us is:

   - faster customer response time;
   - accelerated market penetration;
   - reduced operating costs through order consolidation;
   - reduced packaging costs;
   - and lower shipping and handling costs.

In addition to focusing on a specific consumer segment, we focus on specific geographic regions. The process is to build a beachhead in a region, creating some sustainable demand, before moving on to another geographic area. This process enables the company to learn more about the market as it goes, increasing its capabilities and probability of results in each successive market. It also maximizes the use of limited corporate resources (both people and financial) by not over extending the company and its ability to manufacture and deliver quality product to the market, on time, every time. The objective is to build an excellent corporate reputation to match the product that we produce.


Pricing

E-Z Deck is a technologically advanced product whose value can be demonstrated over the product life as being significantly superior to anything currently on the market. It has a higher cost due to the high cost of the raw material inputs to the product. Therefore it must command a higher selling price commensurate with its value and performance. While some of the individual components in the E-Z Deck may be approximately 3 to 6 times the price of conventional wood, the contractor finished deck is typically only marginally more in initial cost. Most contractors sell installed wood decks in the range of $15 to $25 per square foot. E-Z Deck contractors typically install E-Z Deck for between $20 and $30 per square foot (most quote $25/sq.ft.). At this price level, the break-even for the purchaser on an all-inclusive material and maintenance cost basis (except for personal labor) is 5 years. The product value justifies this price. This price level also differentiates the product for its target customers.

Our pricing structure allows each segment of the marketing channel to make a reasonable profit margin. Typically, a contractor that sells decks will have a gross margin (based on material purchase discount) on a wood deck of 10% to 15%. With the E-Z Deck formula (20% to 25% discount for contractors - depending upon volume purchased), the contractor has a significantly higher material gross margin dollar value. In addition, the contractor/distributors purchasing in truckload quantities receive a 35% to 40% discount based on volume. This enables them to sell to the contractors that they have established in their region.

In addition to the above price discounting structure, the 'job-lot package' program provides an all-inclusive price to the contractor for each job order, delivered to the job site or the contractor's shop. This pricing package minimizes or eliminates a contractor's objections to using E-Z Deck due to the inconvenience of getting the product from a non-local supplier, managing the distribution network, and reducing the number of supplier transactions for the contractor to one. Most of all it is making it convenient for the contractor and therefore desirable to deal with us (E-Z Deck).

Suggested retail pricing with the above pricing discount structures, is set to allow us to approach a gross margin on sales of 35% to 40%. Product and production cost improvements are continually being worked on to enhance this rate.


Sales Tactics

We solicit our contractors a number of ways. Direct telemarketing to contractors is a primary route. The sales team select a region and search for the best in the area to represent E-Z Deck. Another approach is through trade shows targeted at the contractor/installer. A third source is in response to inquiries through the company's web site.

The E-Z Deck web site (www.ezdeck.com) currently attracts up to 300 visits per day. Each visit lasts an average of 7 1/2minutes. From this we are generating 70 inquiries per week and growing.


Trade Shows

Over the next two years, we plan to utilize regional trade shows to:

   - introduce E-Z Deck to the consumer;
   - find more contractors/installers to market the product;
   - assist those contractors to grow their businesses and hence the volume of sales of E-Z Deck;
   - develop a  sustainable  level of demand for E-Z Deck for long term growth.

The two major shows that are critical for product awareness and long term growth are:

     1. The Remodelers Show - US Show held in October in different locations each year;

     2.   Canadian National Home Construction Show held in early December.

We intend to present our product at approximately 45 other trade shows in Canada and the US during 2000.


Advertising and Promotion

We are expanding our advertising and promotion activities. We plan to significantly increase our use of print media advertising to increase product awareness. We will be working with our contractors to participate in advertising in regional 'Home and Garden' type shows.

Competition

We have a number of competitors in the alternative deck products industry. They include vinyl deck products including PVC and vinyl plastics covering extruded metal forms, post consumer recycled plastics, recycled wood fiber and plastics composites, and polymer deck carpet or spray-on coatings. The largest of these competitors is Trex. Trex is a recycled wood and plastic polymer deck board material that was commercialized by Mobil Chemical as part of its recycling initiative. Mobil has since exited the industry and sold Trex to management. It has an estimated sales volume of $50 million U.S.

Almost all of the other alternative deck product manufacturers market their products primarily through the distributor to retailer channel or contractor yard distributor. Some also sell directly to contractors.

The major competitors include:

Recycled Material (Wood fiber and plastic)
  - Trex
  - AERT (Choice Deck)
  - Smart Deck
  - Crane Plastics (Timber Tech)
  - Fiber Composites (Fiberon)

Vinyl and Plastic
  - Brock (or Royal Crown)
  - Kroy Building Products
  - Heritage Vinyl
  - PVC Design
  - Materials International
  - US Plastic Lumber (Carefree Plastic Decking)
  - Thermal Industries (Dreamspace)
  - Dura Deck

Governmental Regulation

The Company is subject to general business regulations, including Alberta and Canadian environmental and hazardous material handling regulation. Our manufacturing process does not result in air pollution emissions or waste water discharge and no special environmental permits or licenses are required. The Company contracts with a licensed hazardous waste disposal company for disposal of acetone used primarily for cleaning the manufacturing equipment.

Code Certification

E-Z Deck currently carries a BOCA (Building Officials & Code Administrators) Evaluation Services Certification for its deck system. There are some US jurisdictions that require additional component applications to be certified by BOCA. Those items include the use of E-Z Deck boards as stair tread components, and a modification of the handrail for use as a grab bar. In addition to BOCA, we are exploring other, broader product certifications.


Research and Development/New Products

We have a policy of continuous improvement in products and processes. Improvements since we acquired the pultrusion assets from ZCL have reduced costs and increased productivity and quality significantly. Improvements in product quality have reduced off spec product from 25% (at the time of purchase from ZCL) to less than 5%. Production speeds have increased by 50% and order processing turn around has been reduced by 60%; resulting in faster customer response and delivery with fewer staff.

Since acquisition of the pultrusion assets there have been a number of breakthroughs in the production process. Most breakthroughs have been developed by the production team. Some of these include:
  - Increased  production  speeds;
  - Reduced  resin  consumption  (lowering  costs);
  - Better glass feeding systems (increased production speeds and product quality);
  - Reduction  in  resin formulation components (reducing costs);
  - Reduced packaging costs.

We are continually looking at developing new products for related construction markets. The company currently has one product under development which is being tested by independent parties. This is pultruded snow fencing. The State of Montana is currently field testing the pultruded snow fencing. We believe that commercial sales of snow fencing are unlikely prior to the fall or winter of 2001.

The criteria for product development is:

- the products must fit into similar or existing marketing channels;

- the products must provide a commercial advantage to the consumer to allow us an appropriate return on investment;

- be of a size and nature that utilizes our core competencies in manufacturing and processing.

We are continually striving to improve our existing products and develop new products. The E-Z Deck Mark II is already in preliminary design. The new designs will lower costs, and expand potential applications of the product. Other proprietary and custom pultrusion products are also being evaluated daily. We currently receive one custom inquiry per week.

New product development is a key component of our long term strategic plan. The target is to develop and launch one new product per year. It is our objective to have deck represent no more than 65% of our business within 4 years. Some of the current and proposed future products include:

      -  Potato bins - market being researched
      -  Commercial or  Industrial  garage  doors -  market is being  researched
      -  Roofing  tiles - concept  stage
      -  Hog pens - concept  stage
      -  Flooring for refrigerated vans

New Product Development Methodology

We use a cooperative design team methodology to develop new products and bring them to market. This design team consists of in-house engineering and production teams, material suppliers, customers, and external technical and market consultants when needed. All are a part of the product development process. We believe the results of this process is fast time to market, reduced development costs, reduced initial production costs, and significantly increased probability of market success.


Employees

As of December 1, 1999, the Company employed 26 people, all of whom are full-time individuals whose principal responsibilities are: product processing and shipping (17 employees), sales, marketing and customer service (5 employees), research and development (1 employee) and administration (3 employees). Our manufacturing staff is not presently covered by any collective bargaining or union relationship. Skilled labor is available from Edmonton and the surrounding communities (population approximately 800,000). Pultronex has a formal training program in pultrusion technology for all staff.


Manufacturing Facilities/Properties

The manufacturing and office facility of Pultronex Corporation is located in the Nisku industrial park, adjacent to the Edmonton International Airport, Edmonton, Alberta, Canada. We believe that Alberta is one of the most cost-effective regions in Canada to locate a manufacturing operation. Corporate tax rates are among the lowest in Canada, particularly with no provincial sales tax. Alberta also has some of the lowest utility costs in North America and the lowest Workers Compensation Board insurance rates in Canada for this type of production. As the plant is located in an industrial park, there is no zoning or other encumbrances to manufacturing pultruded products at this location.

The location of the plant is on the main north/south transportation route. Shipping product throughout North America is easily done. Backhaul truckload rates enable the company to ship to anywhere in the United States for less cost than shipping across Canada. Currently, product can be shipped anywhere in North America for approximately 5% of the truckload value of the shipment. Shipping times are competitive with anyone in any location serving Canada and the U.S.

The facility consists of a 28,000 square foot plant on 8.5 acres of property. The plant is modern with room for expansion. There is also ample yard storage for finished goods inventory. The 26,000 square feet of manufacturing and warehouse space houses 8 pultrusion lines, secondary manufacturing process lines for sanding and texture coating, routing clips and rail brackets, glass mat cutting, shrink wrap packaging plus storage for work in process inventory.

The 8 lines operating at 80% efficiency for 7 days a week, 50 weeks per year, can produce $18 to $25 million in revenue. To grow beyond this level would require an expansion to the current plant or locating a second plant in the U.S. This location houses all administrative, executive, sales, manufacturing, and shipping functions for the Company. The Company leases the facilities from an independent third party pursuant to a sixty month lease rate of $11,000 Cdn., per month, renewable for an additional sixty months at $12,000 Cdn. The Company is presently in the second year of the lease.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND OF MANAGEMENT

The following table sets forth the persons known to the Company as beneficially owning more than five percent (5%) of the outstanding shares of the Company (4,120,755 as of February 15, 2000) the directors and officers and number of shares of the Company's Common Stock beneficially owned as of February 15,, 2000, by individual directors and executive officers and by all directors and executive officers of the Company as a group as well as giving effect to the Shares Offered for the exercise of the Warrants.

Name/Address*               Title              Shares     % Ownership  %Post Offering.

W. Gordon Buchannon         Shareholder        750,000  (1)   18.2%      14.7%
Suite 1060 Scotia Place 1
Edmonton Alberta
Canada T5J 3R8

Greg Buchannon              Shareholder        500,000  (1)   12.1%       9.8%
Box 38
High Prairie, Alberta
Canada T0G 1E0

Gary Loblick,               Pres., COO, Dir.     15,500        0.4%       0.3%
Krishen Mehra               Director             59,495  2)    1.4%       1.2%
Kuldip (Kelly) Delhon       CEO, Sec, Dir.      409,092        9.9%       8.0%
Mave Dhariwal               Director             80,000 (3)    1.9%       1.6%
Gary Steadman               Director             40,000        1.0%       0.8%
Michael Vida                Director            100,000 (4)    2.4%       2.0%
Luc Guilbault               CFO                  35,000        0.9%       0.7%
Off. & Dir. as a Group (7 Individuals)          739,087       17.9%      14.5%

* The address for the officers and directors is that of the Company: 2305 - 8th St., Nisku, Alberta, Canada T9E 7Z3

(1) W. Gordon Buchannon and Greg Buchannon are father and adult son and disclaim beneficial ownership in each other's shares.

(2) Does not include 300,000 shares held by Dr. Mehra's adult children for which he disclaims beneficial ownership.

(3) Does not include 50,000 shares held by Mr. Dhariwal's adult child for which he disclaims beneficial ownership.

(4) Includes 100,000 shares registered in the name of Tatum Investments, Ltd., of which Mr. Vida is the General Manager.

                                   MANAGEMENT

The  executive  officers  and  directors  of the  Company  and their ages are as follows:
                                                                      Held
Name                         Age    Position                      Position Since

Gary Loblick  P. Eng. MBA    48     President, COO, and Director       1999
Krishen Mehra, Ph.D.         70     Chairman                           1999
Kuldip (Kelly) Delhon        43     CEO/Secretary, and Director        1999
Mave Dhariwal HNC,MBA        53     Director                           2000
Gary Steadman, P. Eng.       48     Director                           2000
Michael Vida                 39     Director                           2000
Luc Guilbault, CA, CMA       41     Chief Financial Officer            2000

The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors.


Business Experience

         Board of Directors/Executive Officers

Krishen Mehra, Ph.D. - Chairman
Dr. Mehra obtained his Ph.D. in Probability and Statistics from the University of California, Berkley in 1965. For the past thirty-five years, he has been a professor and administrator teaching at Michigan State, University of Colorado, Iowa State University, and the University of Alberta. Since 1992 Dr. Mehra has also worked as an industrial statistician and Total Quality Management consultant as well as being an investor in real estate.

Kuldip (Kelly) Delhon, CEO, Director
Kelly Delhon has more than 20 years experience in the brokerage industry, his last five years as Vice President with Wood Gundy. Kelly has been an investor and partner in private manufacturing companies and a director of a public company. He was an investment partner in Berlinex Polymers, a PVC extruder. In 1987, Mr. Delhon was one of 3 founding partners at ZCL Composites Inc. There he served as a Director for 5 years until 1998 when he became Director of Investor Relations. ZCL is the largest manufacturer of fiberglass underground fuel storage tanks in Canada and recently has opened manufacturing operations in the Philippines for the Southeast Asian Market. ZCL trades on the Toronto Stock Exchange.

Gary Loblick, P. Eng., MBA - President, Director
Gary Loblick is a Professional Engineer (registered in Alberta, Canada) who has 24 years experience in building and turning around manufacturing companies. He has consummated 9 major international strategic alliances in Europe, Asia and North America and utilizes alliance processes to develop market and supply channels for Pultronex. His background includes work as a consultant for industry development and as a corporate coach/trainer in marketing and business strategies. He remains a senior associate with The Warren Company of Providence RI consulting on special projects in strategic sourcing alliances for TWC's Fortune 500 clients. Gary developed and implemented the business strategy for the turn around of the former ZCL pultrusion operation by Pultronex.

Gary E. Steadman, P. Eng. - Director
Gary Steadman is a professional engineer (registered in Alberta and the Northwest Territories, Canada) who has 25 years experience engineering and designing in composites. Since 1978, he has been the President and Principal of R P Composites Engineering Inc., Edmonton, Alberta providing professional engineering services in the field of industrial reinforced plastics products. His experience includes designing and manufacturing of custom FRP products, underground fuel storage tanks and pressure vessels, FRP pipe and their related manufacturing processes (including pultrusion). Gary did the original engineering work for the E-Z Deck product manufactured by Pultronex Corporation.

Mave Dhariwal, HNC, MBA - Director
Mave Dhariwal is the Program head for the Mechanical Engineering Technology Program at the Northern Alberta Institute of Technology (NAIT). He is also the Program Coordinator for the Project Management and Quality Assurance Programs at NAIT. Prior to joining NAIT in 1980, Mave worked 16 years in private industry. He spent 8 years in Project Engineering and Project Management across Europe and Canada. Mave also has 8 years experience in manufacturing and production engineering in the United Kingdom. In addition to his University qualifications, Mave also has his Alberta Machinist and Tool and Die Maker Certification.

Michael A. Vida - Director
Michael is the General Manager and a Director for Tatum Investments Inc. where he is responsible for the operation of multiple automobile dealerships and real estate property in Alberta and British Columbia. City Ford Sales Ltd. was Ford of Canada's largest dollar sales volume organization in the 1990's. Michael has 16 years experience in marketing and management in the automobile and investment industries in Western Canada. Michael is a Science and Business Management graduate of the State University of New York College of Arts and Science, Plattsburg, NY.

Luc Guilbault  - Chief Financial Officer
Luc is a Chartered Accountant with both public and private practice experience. He also spent 3 years as an external auditor for the Province of Quebec from 1987 to 1990. Prior to joining Pultronex Corporation, Luc spent 9 years as controller for ZCL Composites Inc. which has been trading on the Toronto Stock Exchange since September 1994.

Key Employees

Don Ayliffe - Sales and Marketing Team Leader
Don Ayliffe, a graduate of Sheridan College, Xerox Sales program, and the CASH Sales Management programs, has 25 years experience in sales and marketing management. He has extensive background in the construction and hardware supply industries. Don is accustomed to launching new products, developing geographic territories and building sales teams. In the short time that Pultronex has been in business, Don and his team have successfully implemented the business strategy and accelerated the company's growth.

Dennis Bacon - Production Team Leader
Dennis Bacon, a graduate of the Northern Alberta Institute of Technology, has 20 years experience in manufacturing operations. The last five years have been in the pultrusion industry with ZCL Composites and Pultronex. Dennis experienced the early process development of the E-Z Deck as an operator and production coordinator. He brings to the Pultronex team, leadership, production co-ordination, purchasing, and team building skills.

Michael Yeats, B. Eng. - Engineering
Michael Yeats is a graduate in Civil Engineering from McGill University. Michael's studies included engineering and working with composites. After a year doing product design for R P Composites Engineering, Michael joined Pultronex in May of 1999. Michael is responsible for engineering design and is a member of the production and process development team.

Mike Barker - Quality Assurance/Product & Process Development
Mike Barker has more than 30 years industrial products manufacturing experience. Originally from the UK with an HNC in metallurgy, Mike has spent his career developing and analyzing manufacturing processes with respect to Quality Assurance and operating efficiency. Mike has developed quality programs process enhancements for such companies as Stelco and Borg Warner. Mike leads the production Ideas/Technology team.

Family Relationships

There is no family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.


EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ending August 31, 1998 and August 31, 1999, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 US during such year (The "Named Executive Officers"):

                                                  Total Annual Cash Compensation
                                                             Restricted
Name and Position        (Year ended 8/31/99)  ($ Amt.) Stock or Options Granted

Gary Loblick Pres.       $100,000 Cdn.                          None
(COO after 12/1999)

No other executive officer earned more than $100,000 US during the current fiscal year.

Employment Agreements and Executive Compensation

The Company does not have written employment agreements with its executive officers. Gary Lobick, the President and Chief Operating Officer is paid cash compensation at the rate of $100,000 Cdn., per annum. Beginning January 1, 2000, Kelly Delhon, the Chief Executive Officer as of December 1999 and Secretary of the Company is also paid cash compensation at the rate of $100,000 Cdn., per annum.

Compensation of Directors

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

Other Arrangements: The Company has the Pultronex Corporation 2000 Stock Option Plan which was adopted on December 15, 1999. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the employees, directors and officers of the Company the opportunity to acquire a proprietary interest in the Company by the grant of Options to such persons under the Plan's terms. The 2000 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of February 15, 2000, no options have been granted under the plan.

Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.

Transactions with Management

In August  1999,  the  shareholders  of  Pultronex  Corporation,  a  corporation organized under the laws of Alberta, Canada agreed to exchange 100% of the common stock of the Alberta corporation for 2,813,435 shares of the common stock in the Nevada corporation. Management of the Company were founders and majority shareholders of the Alberta corporation and are founders and majority shareholders of the Company. Gary Loblick received 3,000 shares, Kelly Delhon and his wife Virendra Delhon received 390,341 shares, Kirshen Mehra and his adult children received 359,495 shares, and Mayva Dhariwal and his adult son received 130,000 shares as a result of the exchange.

In December 1999, Gary Loblick, Kelly Delhon and Luc Guilbault were issued 12,500, 18,750 and 35,000 shares respectively for their services as officers of the Company.

                      MARKET FOR THE COMPANY'S COMMON STOCK
                         AND RELATED STOCKHOLDER MATTERS


Market Information: The Company's common stock is not listed for trading on any recognized market.

Security Holders: As of February 15, 2000, the Company had 86 holders of record of its common stock, 48 holders of its 990,700 Warrants.

Dividend Plans: The Company has paid no common stock cash dividends and has no current plans to do so.

There are presently 4,120,755 shares of common stock outstanding as of February 15, 2000.


                            DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to 200,000,000 shares of Common Stock, $.001 par value. The holders of the Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive the net assets of the Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of Common Stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.


Stock Purchase Warrants

Each Stock Purchase Warrant entitles the registered holder to purchase one share of the Company's Common Stock for $2.00. The exercise price of the Warrants and the number of shares issueble upon exercise of such Warrants are subject to adjustment to protect against dilution in the event of stock dividends, splits, combinations, subdivisions, and reclassification. Warrants may he exercised by payment of the exercise price in US funds by cash or certified check made out to the Company.


                              PLAN OF DISTRIBUTION

The Company intends to solicit the exercise of the Warrants by mailing a copy of this prospectus to the registered holders of the Warrants with instructions on how to exercise the Warrants. The Company does not intend to engage the services of any independent parties to solicit the exercise of the Warrants nor pay any commissions for obtaining the exercise of the Warrants.

                            SELLING SECURITY HOLDERS

The following Selling Security Holders whose shares have been registered for public resale under the registration statement are set forth below:

SELLING SECURITIES HOLDER                           SECURITIES OWNED AND OFFERED

Tatum Investments Inc.                                                   100,000
Lynne B. Johnson                                                          67,000
Jeffery J. Tempas                                                          5,000
Leslie Gibbs & Gwen Gibbs JTWROS                                          10,000
345439 Alberta Ltd.                                                       40,000
Richard Dickerson                                                         10,000
George Mouchette & Victoria Mouchette JTWROS                              20,000
Rhoda Davis & C. Victoria Mouchette JTWROS                                20,000
Will Inns Ltd.                                                            40,000
James J. Caffes & Sandra M. Caffes JTWROS                                  7,500
Wheaton Investment Group                                                   5,000
Ken Gaine & Patricia A. Gaine JTWROS                                      10,000
Gregg Funfar                                                              10,000
Robert C. Hedrick & Mary Hedrick JTWROS                                    5,000
Shawn Funfar                                                               1,200
Stephen A. Reno & Judy L. Reno JTWROS                                      7,500
269-5341 Canada Ltd.                                                      10,000
John Phillips & Joanne Phillips  JTWROS                                    3,000
Roger Walklin & Judy Walklin  JTWROS                                      15,000
Mladen Dundur                                                              1,000
Neil T. Enright                                                           50,000
Donna B. Cueroni                                                           2,000
James C. Irwin & LaVerne G. Irwin TENCOM                                   1,000
Marilyn J. Hoffart & Elias Hoffart JTWROS                                  1,500
Richard P Cueroni & Elizabeth H. Cueroni TENCOM                            2,000
Andrew Loschiavo & Lori Loschiavo JTWROS                                   2,000
Beth Palmer & David Stewart Palmer JTWROS                                  5,000
Douglas J. Driver                                                          1,000
John W. Bishop & Susan B. Bishop  JTWROS                                  10,000
Terry J. Swift                                                             1,000
John M. Fore & Donna L. Fore TENCOM                                        5,000
352649 Alberta Ltd                                                        10,000
Carl K. Myers & Patricia A. Myers JTWROS                                 100,000
Christopher L. Eades                                                       1,000
Curtis Williams                                                            1,000
Davis F. Briggs & Jean Fowler Biggs JTWROS                                 1,000
George G. Harris                                                          15,000

Heritage Nurseries Ltd                                                    10,000
Joel W Gray & Karen S Gray JTWROS                                          1,000
Karen Brock & Sam Brock JTWROS                                             1,000
Marc Andre Guilbault                                                      10,000
Mehnga Matharu                                                           100,000
Rosealta Mortgage Corporation                                             10,000
Thomas B. Chesnut                                                          1,000
W Gordon Buchanan                                                        250,000
Robert V. Cella & Cathy A. Cella JTWROS                                    1,000
Sandra Esposito                                                           10,000
Tylere Couture & Rick Couture, JTWROS                                      1,000
Bob Adsit                                                                174,000
Dennis Brovarone                                                          25,000


The Selling Securities Holders have never held any position, office, or other material relationship with the Company, except that Michael Vida, a director of the Company is the General Manager of Tatum Investments, Inc.


The Selling Securities Holders do not own any other securities of the Company.


                  SELLING SECURITY HOLDERS PLAN OF DISTRIBUTION

Selling Security Holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including distributions to shareholders or partners or other persons affiliated with the Selling Security Holders.

The distribution of the Selling Security Holders shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) in transactions other than in the over-the-counter market or (iii) through the writing of options on the shares (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If the Selling Security Holders effects such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved). Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling Security Holders may pledge their shares from time to time in connection with such Selling Security Holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus. The Company will not receive any of the proceeds from the sale of any of the shares by the Selling Security Holders.

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Security Holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                           TRANSFER AND WARRANT AGENT

The Transfer Agent with respect to the Shares and the Warrant Agent with respect to the Warrants is American Securities Transfer and Trust, Inc., Lakewood, Colorado.


                                  LEGAL MATTERS

The legality of the Securities of the Company offered will be passed on for the Company by Dennis Brovarone, Attorney at Law, Westminster, Colorado.


                          INDEPENDENT PUBLIC ACCOUNTANT

The balance sheet as of August 31, 1999 and the related statements of income, retained earnings, and cash flows for the fiscal year ended August 31, 1999, incorporated by reference in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants given on the authority of that firm as experts in auditing and accounting.

((LETTERHEAD))
PricewaterhouseCoopers ((LOGO))

                                                      PricewaterhouseCoopers LLP
                                                           Chartered Accountants
                                                     1501 Toronto Dominion Tower
                                                              10088 - 102 Avenue
                                                                Edmonton Alberta
                                                                  Canada T5J 2Z1
                                                     Telephone +1 (780) 441 6700
                                                     Facsimile +1 (780) 441 6776



October 31, 1999
except note 16(b), which
is as of February 18, 2000




Auditors' Report

To the Shareholders of
Pultronex Corporation

We have audited the consolidated balance sheet of Pultronex Corporation as at August 31, 1999 and the consolidated statements of earnings, shareholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at August 31, 1999 and the results of its operations and its cash flows for the period then ended in accordance with United States generally accepted accounting principles.

Chartered Accountants

Edmonton, Alberta
Canada



((LETTERHEAD FOOTER))
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.


PULTRONEX CORPORATION
Consolidated Balance Sheet
As at August 31, 1999

---------------------------------------------------------------------------------------------------------


                                                                                       December 31,
                                                    August 31,                                1998
                                                         1999          August 31,             CAN$
                                                          US$               1999       (Unaudited)
                                                     (Note 3)               CAN$          (Note 1)
---------------------------------------------------------------------------------------------------------

Assets

Current assets

Accounts receivable (note 4)                          646,570            952,379           600,672
Prepaid expenses and deposits                         112,815            166,173           145,545
Inventory (note 5)                                  1,580,742          2,328,387         1,633,093
                                                   ----------------------------------------------------

                                                    2,340,127          3,446,939         3,379,310


Capital assets (note 6)                               534,403            787,160           735,725
                                                   -----------------------------------------------------

                                                    2,874,530          4,234,099         3,115,035
                                                   =====================================================

Liabilities

Current liabilities

Bank indebtedness (note 9)                            513,009            755,648           316,012
Accounts payable                                      552,254            813,454           359,948
Note payable (note 7)                                       -                  -           750,000
Income taxes payable                                    3,802              5,600            21,300
Current portion of obligations under capital lease
   (note 8)                                             6,886             10,143                 -
Current portion of long-term debt (note 9)             47,537             70,020            70,020
                                                    -----------------------------------------------------

                                                    1,123,488          1,654,865         1,517,280

Obligations under capital lease (note 8)               14,349             21,136                 -

Long-term debt (note 9)                               150,465            221,630           268,310

Advances from shareholders - non-interest bearing
    with no fixed terms of repayment                        -                  -           162,000

Future income taxes (note 10)                          13,985             20,600             5,200
                                                   -----------------------------------------------------

                                                    1,302,287          1,918,231         1,952,790
                                                   -----------------------------------------------------


Shareholders' Equity

Share capital (note 11)                             1,491,497          2,196,932         1,134,045

Retained earnings                                      80,746            118,936            28,200
                                                  -----------------------------------------------------

                                                    1,572,243          2,315,868         1,162,245
                                                  -----------------------------------------------------

                                                    2,874,530          4,234,099         3,115,035
                                                  =====================================================



    The accompanying notes are an integral part of the financial statements.

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))



Pultronex Corporation
Consolidated Statement of Shareholders' Equity
For the period ended August 31, 1999

-------------------------------------------------------------------------------------------------------------------------------





                                        Total                      Common          Retained
                                        US$         Total          shares          earnings
                                        (Note 3)    CAN$           CAN$            CAN$
---------------------------------------------------------------------------------------------
Balance - April 2, 1998                       -             -              -              -

Issued 1,390,908 Class A common

      shares                            885,347     1,304,090      1,304,090              -

Repurchase of 195,454 Class A

      common shares                    (172,502)     (254,090)      (170,045)       (84,045)

Net earnings for the period              76,203       112,245              -        112,245
                                      --------------------------------------------------------

Balance -

      December 31, 1998 (unaudited
      - note 1)                         789,048     1,162,245      1,134,045         28,200

Issued 1,617,981 Class A common

      shares                            721,594     1,062,887      1,062,887              -

Net earnings for the period              61,601        90,736              -         90,736
                                      ---------------------------------------------------------

Balance - August 31, 1999             1,572,243     2,315,868      2,196,932        118,936
                                      =========================================================


    The accompanying notes are an integral part of the financial statements.

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))



Pultronex Corporation
Consolidated Statement of Earnings
For the period ended August 31, 1999

---------------------------------------------------------------------------------------------------
                                                                                    Nine-month
                                          Eight-month                               period ended
                                          period ended         Eight-month          December 31,
                                          August 31,           period ended         1998
                                          1999                 August 31,           CAN$
                                          US$                  1999                 (Unaudited)
                                          (Note 3)             CAN$                 (Note 1)
---------------------------------------------------------------------------------------------------

Revenue                                   1,488,498            2,192,515             2,067,790

Cost of goods sold                          765,401            1,127,414             1,105,608
                                          ---------------------------------------------------------


Gross margin                                723,097            1,065,101               962,182

Operating expenses (schedule 1)             642,487              946,365               825,072
                                          ---------------------------------------------------------

                                             80,610              118,736               137,110
                                          ---------------------------------------------------------

Other income (expense)

Gain on sale of building                          -                    -                 1,635
Write down of capital assets                 (4,752)              (7,000)                    -
                                          ---------------------------------------------------------

                                             (4,752)              (7,000)                1,635
                                          ---------------------------------------------------------

Earnings before income taxes                 75,858              111,736               138,745
                                          ---------------------------------------------------------

Income taxes

Current                                       3,802                5,600                21,300
Future                                       10,455               15,400                 5,200
                                          ---------------------------------------------------------

                                             14,257               21,000                26,500
                                          ---------------------------------------------------------

Net earnings for the period                  61,601               90,736               112,245
                                          =========================================================

                                                  $                    $                     $

Basic and diluted earnings per share           0.03                 0.05                  0.16
                                          =========================================================

                                                  #                    #                     #

Average shares outstanding                 1,892,300           1,892,300               711,868
                                          =========================================================


    The accompanying notes are an integral part of the financial statements.


((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))



Pultronex Corporation
Consolidated Statement of Cash Flows
For the period ended August 31, 1999
----------------------------------------------------------------------------------------------------

                                                                                      Nine-month
                                               Eight-month                            period ended
                                               period ended        Eight-month        December 31,
                                               August 31,          period ended       1998
                                               1999                August 31,         CAN$
                                               US$                 1999               (Unaudited)
                                               (Note 3)            CAN$               (Note 1)

-----------------------------------------------------------------------------------------------------

Cash provided by (used in)

Operating activities

Net earnings for the period                    61,601              90,736             112,245
Items not affecting cash
      Depreciation                             43,340              63,839              60,223
      Future income taxes                      10,455              15,400               5,200
      Gain on sale of building                      -                   -              (1,635)
      Write down of capital assets              4,752               7,000                  -
                                               -------------------------------------------------------
                                              120,148             176,975             176,033


Net change in non-cash working capital
     items (note 11)                         (427,587)           (629,823)         (1,998,062)
                                              --------------------------------------------------------

                                             (307,439)           (452,848)         (1,822,029)
                                              --------------------------------------------------------

Financing activities

Increase in bank indebtedness                 298,469             439,636             316,012
Issuance of common shares                     611,612             900,887           1,304,090
Redemption of common shares                         -                   -            (170,045)
Premium on redemption of common shares              -                   -             (84,045)
Advances from shareholder                           -                   -             162,000
Proceeds from note payable                          -                   -           2,800,000
Repayment of note payable                    (509,175)           (750,000)         (2,050,000)
Proceeds from long-term debt                        -                   -             350,000
Repayment of long-term debt                   (31,691)            (46,680)            (11,670)
Repayment of obligations under capital lease   (1,817)             (2,677)                  -
                                              ---------------------------------------------------------

                                              367,398             541,166           2,616,342
                                              ---------------------------------------------------------

Investing activities

Purchase of fixed assets                      (59,959)            (88,318)         (1,985,948)
Proceeds on disposal of fixed assets                -                   -           1,191,635
                                             ----------------------------------------------------------

                                              (59,959)            (88,318)          (794,313)
                                             ----------------------------------------------------------

Change in cash and cash at end of period            -                   -                   -

                                             ===========================================================

    The accompanying notes are an integral part of the financial statements.


((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

Pultronex Corporation
Notes to Consolidated Financial Statements
August 31, 1999

--------------------------------------------------------------------------------




1    Business and basis of presentation

     Pultronex Corporation (the "Company") was incorporated in Nevada, August 20, 1999. On August 20, 1999 the shareholders of the Company entered into an agreement to transfer all of their shares in Pultronex Corporation of Alberta to Pultronex Corporation of Nevada in exchange for shares of Pultronex Corporation of Nevada. As a result of that exchange, Pultronex Corporation of Alberta became a wholly owned subsidiary of Pultronex Corporation of Nevada. For financial statement purposes, the Company is considered to be a continuation of Pultronex Corporation of Alberta.
     Therefore, the financial statements for the period ended August 31, 1999 include the results of operations of Pultronex Corporation of Alberta from the beginning of the period. Comparative figures for the period ended December 31, 1998 are those of Pultronex Corporation of Alberta from April 2, 1998, the date it commenced operations.

     The Company is a technology based manufacturing company in the advanced composites industry. The Company's primary product is E-Z Deck, a proprietary fibreglass extruded material for use in the residential and commercial decking industry. E-Z Deck and other products are marketed through retailers and resellers in the United States and Canada.


2    Accounting policies

     These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. Because the precise determination of many assets, liabilities, revenues and expenses are dependent on future events, the preparation of financial statements for a period necessarily includes the use of estimates and approximations which have been made using careful judgement. Actual results could differ from those estimates. These financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized below.

     a)   Revenue recognition

          Revenue from the sale of finished goods is recognized when the product is shipped.

     b)   Inventory

          Raw materials are recorded at the lower of cost and replacement cost. Finished goods are recorded at the lower of cost and net realizable value. Cost is determined on a first in, first out basis and finished goods includes direct labour and an allocation of overhead.

     c)   Fixed assets

          The company records fixed assets at cost. Depreciation on these assets is provided using the declining balance method at the following annual rates:

                Plant equipment                      10% and 20%
                Computer hardware and software               30%
                Furniture and fixtures                       20%


                                                                             (1)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

     d)   Income taxes

          The Company accounts for income taxes using the asset and liability approach. Future income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     e)   Advertising

          Advertising costs are expensed as incurred.

     f)   Earnings per share

          Basic earnings per share is based upon the weighted average common shares outstanding during each year. Diluted earnings per share as the inclusion of common stock equivalents would be antidilutive.

     g)   Recently issued accounting standards

          In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that an enterprise report, by major component and as a single total, the change in its net assets from non-owner sources during the period. There were no differences between net earnings and comprehensive net earnings for the periods presented.

          In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued, which established accounting and reporting standards for derivative instruments and hedging activities. In July 1999, FASB issued SFAS No. 137, which delayed the implementation of SFAS No. 133 to make it effective for all fiscal years beginning after June 15, 2000. This statement requires balance sheet recognition of derivatives as assets or liabilities measured at fair value. Accounting for gains and losses resulting from changes in the value of derivatives is dependent on the use of the derivative and whether it qualifies for hedge accounting. The Company has not yet determined the effect the adoption of SFAS No. 133 will have on its financial statements.

3    Translation of convenience

     The financial statements presented herein are expressed in Canadian dollars and, solely for the convenience of the reader, have been translated into United States dollars for 1999 at the rate of CAN$1.47297 = US$1.00, the noon rate of the Bank of Montreal Treasury Group on October 31, 1999. This should not be construed as a representation that the Canadian dollar amounts shown could be so converted into US dollars at CAN$1.47297 = US$1.00 or at any other rate.


                                                                            (2)
((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

4    Accounts receivable

     At August 31, 1999 and December 31, 1998, accounts receivable were net of an allowance of approximately $41,000 (US$27,800) and $18,000 (US$12,200) respectively. At August 31, 1999, approximately $143,000 (US$97,100) of the Company's accounts receivable was due from Matrix Ag Inc., compared to $24,500 (US$16,600) at December 31, 1998.

5    Inventory

                         August 31,                               December 31,
                         1999                 August 31,          1998
                         US$                  1999                CAN$
                         (Note 3)             CAN$                (Unaudited)

      Raw materials        285,007             419,807             338,827
      Finished goods     1,295,735           1,908,580           1,294,266
                      ---------------------------------------------------------

                         1,580,742           2,328,387           1,633,093
                      =========================================================


6    Capital assets
                                                                     August 31,
                                                                           1999
                              -------------------------------------------------
                                                  Accumulated     Net
                                 Cost             depreciation    US$
                                 US$              US$             (Note 3)

      Plant equipment           582,206           78,739           503,467
      Computer equipment         26,184            8,911            22,273
      Furniture and fixtures     10,239            1,576             8,663
                              -------------------------------------------------

                                618,629           89,226           534,403
                              =================================================


                                                                            (3)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

                                                                     August 31,
                                                                           1999
                              -------------------------------------------------
                                                  Accumulated
                                 Cost             depreciation    Net
                                 CAN$             CAN$            CAN$

      Plant equipment            857,572           115,980        741,592
      Computer equipment          38,569             5,761         32,808
      Furniture and fixtures      15,082             2,322         12,760
                              -------------------------------------------------

                                 911,223           124,063        787,160
                              =================================================



                                                                    December 31
                                                                           1998
                             --------------------------------------------------
                                                  Accumulated     Net
                                 Cost             depreciation    CAN$
                                 CAN$             CAN$            (Unaudited)

      Plant equipment            771,910            57,893        714,017
      Computer equipment          14,038             1,580         12,458
      Furniture and fixtures      10,000               750          9,250
                              -------------------------------------------------

                                 795,948            60,223        735,725
                              =================================================

     The above amounts include $33,956 (US$23,053)(1998 - $nil) of capital assets under capital leases and related accumulated depreciation of $5,093 (US$3,458) (1998 - $nil). Depreciation of $58,023 (US$39,392) (1998 -
     $57,893) was allocated to cost of goods sold and inventory during the period.


7    Note payable

     The note payable at December 31, 1998 was fully repaid in the period ended August 31, 1999. It was originally repayable in monthly instalments of $250,000 (US$169,745) plus interest at 7.5% per year. A general security agreement covering all present and after acquired personal property except for capital assets was pledged as collateral at December 31, 1998.

                                                                            (4)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

8    Obligations under capital lease

     Obligations under capital lease comprise two leases which are repayable in blended monthly payments of $933 (US$633); interest at 10% maturing June 23, 2002 and blended monthly payments of $163 (US$110), interest at 9.75% maturing May 1, 2002. The future minimum lease payments under capital leases for each of the next three years and in total are:



                                  August 31,                       December 31,
                                  1999             August 31,      1998
                                  US$              1999            CAN$
                                  (Note 3)         CAN$            (Unaudited)

     2000                          8,929            13,152            -
     2001                          8,929            13,152            -
     2002                          6,695             9,863            -
                              ----------------------------------------------

                                  24,553            36,167            -

     Less:  Amounts
            representing
            interest               3,318             4,888            -
                              ----------------------------------------------

     Balance of
     obligation                   21,235            31,279            -

     Less:  Current
            portion                6,886            10,143            -
                              ----------------------------------------------

                                  14,349            21,136            -
                              ==============================================



     Specific leased equipment with a net book value of $28,863 (US$19,595) has been pledged as collateral for obligations under capital leases.


9    Long-term debt and bank indebtedness

                                August 31,                       December 31,
                                1999             August 31,      1998
                                US$              1999            CAN$
                                (Note 3)         CAN$            (Unaudited)

      Bank loan payable,
       principal of $5,835
       (US$3,961) plus
       interest at prime
       plus 1.5% payable
       monthly, due
       October 31, 2003          198,002           291,650        338,330

      Less:  Current portion      47,537            70,020         70,020
                              -------------------------------------------------

                                 150,465           221,630        268,310
                              =================================================

                                                                            (5)


((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

     Principal payments required in each of the next five years are as follows:

                        US$                   CAN$

                2000    47,537                70,020
                2001    47,537                70,020
                2002    47,537                70,020
                2003    47,537                70,020
                2004     7,855                11,570
                       --------------------------------

                       198,003               291,650
                       ================================

     Bank indebtedness bears interest at prime plus 1.0% payable monthly. The Company has an operating line of credit based on qualified accounts receivable and inventory of which $486,991 (US$330,657) is available at August 31, 1999.

     A general security agreement creating a first charge over all present and after acquired assets of the Company, limited guarantees from certain shareholders and an assignment of insurance proceeds have been pledged as collateral for the bank indebtedness and long-term debt.


10   Future income taxes

     Future income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. As at August 31, 1999 and December 31, 1998 the full amount of the future tax liability is the result of a difference between the tax value and book value for accounting purposes of capital assets. There was no valuation allowance at August 31, 1999 or December 31, 1998.


11   Share capital

     Authorized

           Common stock, par value of $.001: 200,000,000 shares
           Preferred stock, par value of $.001: 1,000,000 shares

      Issued

                              August 31,                       December 31,
                              1999             August 31,      1998
                              US$              1999            CAN$
                              (Note 3)         CAN$            (Unaudited)

           2,813,435
           (1998 - 1,195,454)
           common shares       1,491,497         2,196,932      1,134,045
                              =================================================

                                                                            (6)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

     During the period, 1,617,981 (1998 - 1,390,908) Class A common shares were issued for cash proceeds of $900,887 (US$611,612) (1998 - $1,304,090) and conversion of advances from shareholders of $162,000 (US$109,982). In 1998, 195,454 Class A common shares were repurchased by the company for proceeds of $254,090 (US$172,501). A premium on redemption in the amount of $84,045 (US$57,058) was charged to retained earnings.

     On August 23, 1999, the Company issued an offering memorandum for the sale of up to 1,000,000 units, each consisting of one share of common stock and one common stock purchase warrant. Each warrant entitles the holder to acquire an additional share of common stock for US$2.00 per share at any time up to 5:00 p.m. on the last day of the eighteenth month following the first month in which the shares are listed for trading. The warrants may be called by the Company upon thirty days written notice to the holders at $0.05 per warrant provided that the closing bid price for the Company's common stock as reported by its trading market has been not less than US$4.00 per share for twenty consecutive trading days. The offering price is US$1.00 per unit with a minimum offering of 250,000 units and a maximum of 1,000,000 units. The offer expires October 31, 1999. No proceeds were received from the offering by August 31, 1999.


12   Commitments

     The Company is committed to a building lease, initiated on October 1, 1998 and expiring on September 30, 2008.

     Payments required for each of the next five years and in total are as follows:

                             US$                  CAN$

           2000            89,615               132,000
           2001            89,615               132,000
           2002            89,615               132,000
           2003            89,615               132,000
           2004            89,615               132,000
           Thereafter     276,312               407,000
                        --------------------------------

                          724,387             1,067,000
                        ================================



13   Comparative figures

     Certain prior period comparative figures have been reclassified to conform with the current period's presentation.


                                                                            (7)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

14   Statement of cash flows

                                 August 31,                       December 31,
                                 1999             August 31,      1998
                                 US$              1999            CAN$
                                 (Note 3)         CAN$            (Unaudited)

      Accounts receivable       (238,802)         (351,707)      (600,672)
      Prepaid expenses and
        deposits                 (14,006)          (20,628)      (145,545)
      Inventory                 (472,090)         (695,294)    (1,633,093)
      Accounts payable           307,971           453,506        359,948
      Income taxes payable       (10,660)          (15,700)        21,300
                              -------------------------------------------------

                                (427,587)         (629,823)    (1,998,062)
                              =================================================


15   Segment information

     The Company's assets are located in Nisku, Alberta, Canada. The Company earns substantially all of its revenue from the sale of pultruded fibreglass products for use in the residential and commercial decking industry. Sales to external customers in the United States and Canada accounted for 70% and 30% respectively of the Company's total sales for the period ended August 31, 1999. Sales to external customers in the United States and Canada accounted for 60% and 40% of the Company's total sales for the period ended December 31, 1998.


16   Subsequent events

     a)   Private offering memorandum

          On October 31, 1999, the offering memorandum dated August 23, 1999 described in note 8 was completed. Net proceeds from the offering were $1,216,666 (US$826,091) from the issue of 990,700 shares of common stock and 990,700 warrants.

     b)   SB-2 Registration

          On February 22 , 2000, the Company filed a Form SB-2 Registration Statement offering 990,700 shares of common stock to its warrant holders. Each warrant entitles the holder to acquire an additional common share at US$2.00 per common share. The Company is also registering 1,189,700 shares of common stock for public resale by certain non-affiliated shareholders of the Company.


                                                                            (8)
((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

                                                                      Schedule 1
Pultronex Corporation
Consolidated Statement Schedule of Operating Expenses
For the period ended August 31, 1999

-------------------------------------------------------------------------------

                                                                  Nine-month
                                 Eight-month                      period ended
                                 period ended     Eight-month     December 31,
                                 August 31,       period ended    1998
                                 1999             August 31,      CAN$
                                 US$              1999            (Unaudited)
                                 (Note 3)         CAN$            (Note 1)

Salaries and benefits            216,321           318,635        184,388
Freight                          144,943           213,497        219,845
Advertising and promotion         60,472            89,074         72,317
Interest and bank charges         60,027            88,418         44,555
Travel                            30,685            45,051         47,219
Professional fees                 25,860            38,091         47,966
Bad debts                         21,993            32,395         17,957
Telephone                         13,357            19,675         16,940
Office                            13,078            19,263         30,197
Property tax                      10,665            15,709         17,770
Commissions                        9,631            14,186         19,176
Lease expenses                     8,364            12,320              -
Repairs and maintenance            6,676             9,833              -
Utilities                          5,303             7,811              -
Insurance                          5,215             7,682         17,569
Consulting                         4,361             6,423         84,868
Depreciation                       3,948             5,816          2,330
Miscellaneous                      1,160             1,709              -
Licenses and fees                    528               777              -
Warranty and discounts                 -                 -          1,975
                              -------------------------------------------------

                                 642,587           946,365        825,072
                              =================================================



((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO))

((LETTERHEAD))
PricewaterhouseCoopers ((LOGO))

                                                      PricewaterhouseCoopers LLP
                                                           Chartered Accountants
                                                     1501 Toronto Dominion Tower
                                                              10088 - 102 Avenue
                                                                Edmonton Alberta
                                                                  Canada T5J 2ZI
                                                     Telephone +1 (780) 441 6700
                                                     Facsimile +1 (780) 441 6776

February 18, 2000





Review Engagement Report

To the Shareholders of
Pultronex Corporation

We have reviewed the condensed consolidated balance sheet of Pultronex Corporation as at November 30, 1999 and the condensed consolidated statements of operations and retained earnings and cash flows for the three-month period then ended. Our review was made in accordance with Canadian generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review, nothing has come to our attention that causes us to believe that these condensed consolidated financial statements are not, in all material respects, in accordance with United States generally accepted accounting principles.

Chartered Accountants

Edmonton, Alberta
Canada



((LETTERHEAD FOOTER))
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

PULTRONEX CORPORATION
Condensed Consolidated Balance Sheet
(Unadited) As at November 30, 1999
--------------------------------------------------------------------------------

                                                1999         1999         1998
                                                 US$         CAN$         CAN$
                                             (Note 2)

Assets

Current assets

Cash                                          261,674      385,394           -
Accounts receivable                           578,760      852,397     728,083
Prepaid expenses and deposits                 141,460      208,342     145,239
Inventory                                   1,677,390    2,470,461   1,446,782
                                          --------------------------------------

                                            2,659,284    3,916,594   2,320,104
Capital assets                                538,543      793,166     742,428
                                          --------------------------------------
                                            3,197,827    4,709,760   3,062,532
                                          ======================================
Liabilities

Current liabilities

Bank indebtedness                                   -            -      68,559
Accounts payable                              572,594      843,317     429,599
Income taxes payable                            4,821        7,100      18,400
Note payable                                        -            -     800,000
Current portion of obligations
  under capital lease                           7,286       10,731           -
Current portion of long-term debt              47,542       70,020      70,020
Shareholder advances                                -            -     161,983
                                          --------------------------------------
                                              632,243      931,168   1,548,561
Obligations under capital lease                12,146       17,888           -
Long-term debt                                138,597      204,125     274,145
Future income taxes                             5,160        7,600       4,400
                                          --------------------------------------
                                              788,146    1,160,781   1,827,106
                                          --------------------------------------
Shareholders' Equity

Share capital (note 3)                      2,346,040    3,455,248   1,134,045
Retained earnings                              63,641       93,731     101,381
                                          --------------------------------------
                                            2,409,681    3,548,979   1,235,426
                                          --------------------------------------
                                            3,197,827    4,709,760   3,062,532
                                          ======================================


The accompanying notes are an integral part of the financial statements.


((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO)

PULTRONEX CORPORATION
Condensed Consolidated Statement of Operations and Retained Earnings (Unaudited)For the three-month period ended November 30, 1999
--------------------------------------------------------------------------------

                                                 1999         1999         1998
                                                  US$         CAN$         CAN$
                                             (Note 2)

REVENUE                                       429,997      633,300      571,860

Cost of sales                                 214,241      315,534      419,865
                                         ---------------------------------------
                                              215,756      317,766      151,995
                                         ---------------------------------------
EXPENSES
Selling                                       139,307      205,172       63,791
Administration                                 67,307       99,130      108,046
Depreciation                                   17,925       26,400       20,070
Financing                                      16,139       23,769        6,094
                                         ---------------------------------------
                                              240,678      354,471      198,001
                                         ---------------------------------------

Loss before income taxes                      (24,922)     (36,705)     (46,006)

Income taxes (recovery)                        (7,808)     (11,500)       8,550
                                         ---------------------------------------

Net loss for the period and retained
  earnings at end of the period               (17,114)     (25,205)     (54,556)
                                         =======================================
                                                   $            $             $
Basic and diluted loss per share                (.01)        (.01)        (.05)
                                         =======================================
                                                   #            #             #

Basic average shares outstanding            3,162,338    3,162,338    1,195,454
                                         =======================================


The accompanying notes are an integral part of the financial statements.

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO)

PULTRONEX CORPORATION
Condensed Consolidated Statement Of Cash Flows
(Unaudited)For the three-month period ended November 30, 1999
--------------------------------------------------------------------------------



                                                        1999          1999          1998
                                                         US$          CAN$          CAN$

Cash provided by (used in)

Operating activities

Net loss for the period                              (17,114)      (25,205)      (54,556)
Items not affecting cash
      Depreciation                                    17,925        26,400        20,070
      Future income taxes                             (8,826)      (13,000)        1,650
      Gain on sale of capital assets                       -             -        (1,635)
                                                   -------------------------------------
                                                      (8,015)      (11,805)      (34,471)

Net change in non-cash working capital items         (35,849)      (52,798)     (500,953)
                                                   -------------------------------------
                                                     (43,864)      (64,603)     (535,424)
                                                   -------------------------------------

Financing activities

Proceeds from (repayment of) bank indebtedness      (513,137)     (755,748)       68,559
Repayment of note payable                                  -             -    (1,600,000)
Issuance of common shares net of costs               854,370     1,258,316       250,000
Proceeds from long-term debt                               -             -       350,000
Advances from shareholders                                 -             -       162,000
Repayment of long-term debt                          (11,886)      (17,505)       (5,835)
Repayment of capital leases                           (1,806)       (2,660)            -
                                                   -------------------------------------
                                                     327,541       482,403       775,276
                                                   -------------------------------------
Investing activities

Proceeds on sale of capital assets                         -             -     1,191,635
Purchase of capital assets                           (22,003)      (32,406)      (10,732)
                                                   -------------------------------------
                                                     (22,003)      (32,406)    1,180,903
                                                   -------------------------------------

Increase (decrease) in cash                          261,674       385,394      (129,797)

Cash - Beginning of period                                 -             -       129,797
                                                   -------------------------------------

Cash - End of the period                             261,674       385,394             -
                                                   =====================================


The accompanying notes are an integral part of the financial statements.

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO)

PULTRONEX CORPORATION
Notes to Condensed Consolidated Financial Statements
(Unaudited) November 30, 1999
--------------------------------------------------------------------------------

1     Basis of presentation

     The unaudited financial statements for the three months ended November 30, 1999 have been prepared in accordance with United States generally accepted principles and on the same basis as the audited financial statements prepared for the eight months ended August 31, 1999. In the opinion of management, these unaudited financial statements include all adjustments necessary for fair presentation of the financial position, the results of operations and cash flows. The results of operations for the three months ended November 30, 1999 are not necessarily indicative of results that may be achieved for the year ending August 31, 2000 or any future period.

2     Translation of convenience

     The financial statements presented herein are expressed in Canadian dollars and, solely for the convenience of the reader, have been translated into United States dollars for 1999 at the rate of CAN$1.4728 = US$1.00, the noon rate of the Bank of Montreal Treasury Group on November 30, 1999. This should not be construed as a representation that the Canadian dollar amounts shown could be so converted into US dollars at CAN$1.4728 = US$1.00 or at any other rate.

3     Share capital

     During the three months ended November 30, 1999, the Company had the following share capital transactions:


                                                             US$           CAN$
                                             Shares      (Note 2)

    Balance - August 31, 1999             2,813,435     1,491,670    2,196,932

    Issued during the period pursuant
      to Private Offering Memorandum        990,700       989,221    1,456,924

    Issued during the period for cash        28,000        28,279       41,650

    Costs of issue                                -      (163,130)    (240,258)
                                        ----------------------------------------
                                          3,832,135     2,346,040     3,455,248
                                        ========================================

                                                                             (1)

((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO)

4.   Subsequent event

     SB-2 Registration

     On February 22, 2000, the Company filed a Form SB-2 Registration Statement offering 990,700 shares of common stock to its warrant holders. Each warrant entitles the holder to acquire an additional common share at US$2.00 per common share. The Company is also registering 1,189,700 shares of common stock for public resale by certain non-affiliated shareholders of the Company.


                                                                             (2)
((LETTERHEAD FOOTER)) PRICEWATERHOUSECOOPERS ((LOGO)

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Management's  Discussion and Analysis
of Financial Condition
The Company and its Business
Management
Security Ownership of Management and
Principal Shareholders
Market for the Company's Common Stock
and Related  Stockholder  Matters
Certain Transactions
Description  of  Securities
Selling  Securities  Holders
Plan of Distribution
Transfer  and  Warrant  Agent
Legal  Matters/Legal
Proceedings
Independent Public Accountant
Financial Statements

UNTIL  ______,  2000 (25 DAYS AFTER THE DATE OF THIS  PROSPECTUS),  ALL  DEALERS
EFFECTING   TRANSACTIONS   IN  THE   REGISTERED   SECURITIES,   WHETHER  OR  NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                              PULTRONEX CORPORATION
                                      LOGO
                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 11 of the Company's By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)  By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                     1,200
NASD Filing Fee                       na
Printing Expenses                 10,000
Accounting Fees and Expenses      15,000
Legal Fees and Expenses           25,000
Blue Sky Fees and Expenses         5,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

Shares Exchanged for Pultronex Alberta

Date              Name                                # of  Shares             Consideration
--------------------------------------------------------------------------------------------

08/20/99          Gordon Buchanan Enterprises, Ltd.    500,000            Share Exchange
08/20/99          Greg Arnold Buchanan                 500,000            Share Exchange
08/20/99          Virendra Delhon                      390,000            Share Exchange
08/20/99          Atul K. Mehra                        290,637            Share Exchange
08/20/99          Jarnail Sehra                        267,820            Share Exchange
08/20/99          Satinder Purewal                     224,000            Share Exchange
08/20/99          Pal S. Purewal                       160,103            Share Exchange
08/20/99          Chander Sharma                       100,000            Share Exchange
08/20/99          Talvinder Sehra                       91,675            Share Exchange
08/20/99          Mayva Singh Dhariwal &
08/20/99          Balwinder Kaur Dhariwal, JTWROS       80,000            Share Exchange
08/20/99          Krishen Mehra                         59,495            Share Exchange
08/20/99          Manjinder S. Dhariwal                 50,000            Share Exchange
08/20/99          Dennis Pelletier                      40,000            Share Exchange
08/20/99          Don Ayliffe                           33,334            Share Exchange
08/20/99          John Schelter                         16,667            Share Exchange
08/20/99          Garnet Wahlund                        15,000            Share Exchange
08/20/99          Angela Verma                           9,363            Share Exchange
08/20/99          Bernice Sambor                         8,000            Share Exchange
08/20/99          Gary Loblick                           3,000            Share Exchange
08/20/99          Jay Wahlund                            2,000            Share Exchange
08/20/99          Kuldip Delhon                            341            Share Exchange


Shares issued in Regulation D Offering

Date of
Subscription      Name                           # of Units   Consideration
--------------------------------------------------------------------------------
09/10/99          Tatum Investments Inc.          100,000     $100,000
09/12/99          Lynne B. Johnson                 50,000      $50,000
09/21/99          Jeffery J. Tempas                 5,000       $5,000
09/22/99          Leslie Gibbs &                   10,000      $10,000
                  Gwen Gibbs JTWROS
09/24/99          345439 Alberta Ltd               40,000      $40,000
09/25/99          Richard Dickerson                10,000      $10,000

10/05/99          Lynne B. Johnson                 17,000      $17,000
10/11/99          George Mouchette &               20,000      $20,000
                  Victoria Mouchette JTWROS
10/11/99          Rhoda Davis &                    20,000      $20,000
                  C. Victoria Mouchette JTWROS
10/12/99          Will Inns Ltd.                   40,000      $40,000
10/15/99          James J. Caffes &                 7,500       $7,500
                  Sandra M. Caffes JTWROS
10/15/99          Wheaton Investment Group          5,000       $5,000
10/18/99          Ken Gaine &                      10,000      $10,000
                  Patricia A. Gaine JTWROS
10/19/99          Gregg Funfar                     10,000      $10,000
10/19/99          Robert C. Hedrick &               5,000       $5,000
                  Mary Hedrick JTWROS
10/19/99          Shawn Funfar                      1,200       $1,200
10/20/99          Stephen A. Reno &                 7,500       $7,500
                  Judy L. Reno JTWROS
10/22/99          269-5341 Canada Ltd.             10,000      $10,000
10/22/99          John Phillips &                   3,000       $3,000
                  Joanne Phillips  JTWROS
10/23/99          Roger Walklin &                  15,000      $15,000
                  Judy Walklin  JTWROS
10/25/99          Mladen Dundur                     1,000       $1,000
10/25/99          Neil T. Enright                  50,000      $50,000
10/26/99          Donna B. Cueroni                  2,000       $2,000
10/26/99          James C. Irwin &                  1,000       $1,000
                  LaVerne G. Irwin TENCOM
10/26/99          Marilyn J. Hoffart &              1,500       $1,500
                  Elias Hoffart JTWROS
10/26/99          Richard P Cueroni &               2,000       $2,000
                  Elizabeth H. Cueroni TENCOM
10/27/99          Andrew Loschiavo &                2,000       $2,000
                  Lori Loschiavo JTWROS
10/27/99          Beth Palmer &                     5,000       $5,000
                  David Stewart Palmer JTWROS
10/27/99          Douglas J. Driver                 1,000       $1,000
10/27/99          John W. Bishop &                 10,000      $10,000
                  Susan B. Bishop  JTWROS
10/27/99          Terry J. Swift                    1,000       $1,000
10/28/99          John M. Fore &                    5,000       $5,000
                  Donna L. Fore TENCOM
10/29/99          352649 Alberta Ltd               10,000      $10,000
10/29/99          Carl K. Myers &                 100,000     $100,000
                  Patricia A. Myers JTWROS
10/29/99          Christopher L. Eades              1,000       $1,000
10/29/99          Curtis Williams                   1,000       $1,000

10/29/99          Davis F. Briggs &                 1,000       $1,000
                  Jean Fowler Biggs JTWROS
10/29/99          George G. Harris                 15,000      $15,000
10/29/99          Heritage Nurseries Ltd           10,000      $10,000
10/29/99          Joel W Gray &                     1,000       $1,000
                  Karen S Gray JTWROS
10/29/99          Karen Brock &                     1,000       $1,000
                  Sam Brock JTWROS
10/29/99          Marc Andre Guilbault             10,000      $10,000
10/29/99          Mehnga Matharu                  100,000     $100,000
10/29/99          Rosealta Mortgage Corporation    10,000      $10,000
10/29/99          Thomas B. Chesnut                 1,000       $1,000
10/29/99          W. Gordon Buchanan              250,000     $250,000
10/30/99          Robert V. Cella &                 1,000       $1,000
                  Cathy A. Cella JTWROS
10/31/99          Sandra Esposito                  10,000      $10,000
10/31/99          Tylere Couture &                  1,000       $1,000
                  Rick Couture, JTWROS

Shares Issued for Services

Date of
Grant             Name                       # of  Shares     Consideration
--------------------------------------------------------------------------------
12/15/99          Barry Verge                       1,110      Services
12/15/99          Bradley Fleming                   1,120      Services
12/15/99          Brian Verge                         800      Services
12/15/99          Cyril Benolkin                    1,410      Services
12/15/99          Darryl Hodgson                    1,900      Services
12/15/99          Dennis Bacon                      1,710      Services
12/15/99          Dennis Brovarone                 25,000      Services
12/15/99          Douglas Kolbe                     1,120      Services
12/15/99          Gary Loblick                     12,500      Services
12/15/99          John Phillips                     1,310      Services
12/15/99          Kuldip Delhon                    18,750      Services
12/15/99          Luc Guilbault                    35,000      Services
12/15/99          Majid Sarkhoshfard                  850      Services
12/15/99          Michael Barker                    1,420      Services
12/15/99          Michael Scott Connors               550      Services
12/15/99          Mitar-Mili Komnenovic               600      Services
12/15/99          Mladen Dundur                     1,710      Services
12/15/99          Paul Hartzog                      5,000      Services
12/15/99          Rob Perrin                        1,610      Services
12/15/99          Robert Adsit                    174,000      Services
12/15/99          Touryalai Sistani                   600      Services
12/15/99          Wei Zhi Huang                       550      Services

Shares Exchanged for Pultronex Alberta

The  shares  were  exchanged  for an equal  number of shares  held in  Pultronex
Corporation (the Alberta corporation). The shareholders are officers and directors of the Nevada corporation and or the Alberta corporation, their family members or employees of the Alberta corporation. The shareholders were provided and had unlimited access to all material information regarding the Company as a result of their relationship or employment with the Company or its officers and directors. The August 20, 1999 date is the date of the Exchange Agreement when 100% of the Alberta shares were committed to be exchanged for Nevada shares. However, 28,000 shares of the Alberta corporation had been paid for until subsequent to August 31, 1999. [I'LL ALSO EXPLAIN THIS CAUSES A DIFFERENCE IN SHARE CAPITAL IN FINANCIAL STATEMENTS IN FILING COVER LETTER] With respect to the sales made, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.


Shares issued in Regulation D Offering

The Registrant was not a reporting company pursuant to the Securities Exchange Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available in that the Registrant sold less than $1,000,000 of securities in the previous 12 month period and the purchasers were unaffiliated investors. The Units, consisting of one share of stock and one warrant to acquire an additional share were sold at $1.00 per Unit in September and October, 1999 pursuant to the Rule 504 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company. The Company does not believe the Shares sold pursuant to the above described Exchange or granted for Services described below should be integrated into this offering due to the different consideration and purposes of these other sales.

Shares issued for Services

The shares issued for services are for compensation to the Company's employees, consultants and legal counsel pursuant to the exemption contained in Section
4(2) of the Securities Act. The shareholders were provided and had unlimited access to all material information regarding the Company as a result of their employment with the Company. With respect to the sales made, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation
3.2   -- Bylaws
4.1   -- Form of Warrant
4.2   -- Form of Common Stock Certificate
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
10.1  -- Warrant Agreement
10.2  -- Share Exchange Agreement
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of PriceWaterhouseCoopers, Certified Public Accountants
27.1  -- Financial Data Schedule

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Nisku, Alberta on February 18, 2000

PULTRONEX CORPORATION

BY: /s/  Gary Loblick
-----------------------
Gary Loblick, President


In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                        TITLE                                 DATE
/s/      Gary Loblick            President, Chief Operating    February 18, 2000
         ------------
         Gary Loblick            Officer and Director

/s/      Krishen Mehra, Ph.D.    Chairman                      February 18, 2000
         -------------------
         Krishen Mehra, Ph.D

/s/      Kuldip  Delhon          Chief Executive Officer,      February 18, 2000
         --------------
         Kuldip  Delhon          Secretary and Director

/s/      Mave Dhariwal           Director                      February 18, 2000
         -------------
         Mave Dhariwal

/s/      Gary Steadman           Director                      February 18, 2000
         -------------
         Gary Steadman

/s/      Michael Vida            Director                      February 18, 2000
         ------------
         Michael Vida

/s/      Luc Guilbault           Chief Financial Officer       February 18, 2000
         -------------
         Luc Guilbault